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                                                                  EXHIBIT 99.11b

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

February 22, 2002

Morgan Stanley Institutional Fund Trust
One Tower Bridge
100 Front Street
West Conshohocken, PA 19428

Re:  Morgan Stanley Institutional Fund Trust-Form N-14 Opinion
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Ladies and Gentlemen:

     We refer to the Registration Statement on Form N-14 (the "Registration Statement") of the Morgan Stanley Institutional Fund Trust, a Pennsylvania business trust (the "Trust") relating to the transfer of all the assets and liabilities of the Fixed Income III Portfolio and the High Yield II Portfolio, each a series of Morgan Stanley Institutional Fund, Inc., and the Special Purpose Fixed Income Portfolio, a series of the Trust (the "Selling Portfolios"), to the Investment Grade Fixed Income Portfolio, the High Yield Portfolio and the Core Plus Fixed Income Portfolio, each a series of the Trust, respectively, (the "Acquiring Portfolios"), in exchange for shares of the Acquiring Portfolios (the "Acquiring Portfolios' Shares"), followed by the distribution of the Acquiring Portfolios' Shares, in exchange for such Selling Portfolios' shares in complete liquidation of the Selling Portfolios (the "Reorganization"), pursuant to the Agreement and Plan of Reorganization between the Trust, on behalf of the Acquiring Portfolios and Morgan Stanley Institutional Fund, Inc., on behalf of the Fixed Income III Portfolio and the High Yield II Portfolio, and the Trust on behalf of the Special Purpose Fixed Income Portfolio dated as of January 23, 2002 (the "Agreement").

     We have been requested by the Trust to furnish this opinion as Exhibit 11(b) to the Registration Statement.

     We have examined such records, documents, instruments, certificates of public officials and of the Trust, made such inquiries of the Trust, and examined such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

     Based upon and subject to the foregoing, we are of the opinion that:

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          The issuance of the Acquiring Portfolios' Shares has been duly and validly authorized by all appropriate action and, upon delivery thereof and payment therefor in accordance with the Registration Statement and the Agreement, the Acquiring Portfolios' Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

     Our opinion is limited to matters arising under the laws of the Commonwealth of Pennsylvania. We have not reviewed the securities laws of any state or territory in connection with the proposed offering of the Acquiring Portfolios' Shares and we express no opinion as to the legality of any offer of sale of the Acquiring Portfolios' Shares under any such state or territorial securities laws.

     This opinion is intended only for your use in connection with the offering of the Acquiring Portfolios' Shares and may not be relied upon by any other person.

     We hereby consent to the inclusion of this opinion as an exhibit to the Trust's Registration Statement to be filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Morgan, Lewis and Bockius LLP